Exhibit 21

                              LIST OF SUBSIDIARIES

The following is a listing of subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

    Name                                                   State

    Seneca Foods, L.L.C.                                  Delaware
    Marion Foods, Inc.                                    New York
    Seneca Foods International, Ltd.                      New York
    Seneca Snack Company                                  Washington